Exhibit 99.2

COMARCO, INC., #11089003

COMARCO FOURTH QUARTER 2007

April 30, 2007, 2:00 PM ET

Chairperson: Tom Franza

Operator:	Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to Comarco’s Fourth Quarter 2007 Conference Call. During today’s presentation all parties will be in a listen only mode. Following the presentation the conference will be open for questions. If you have a question, please press the star key, followed by the one on your touchtone phone. If you would like to decline, press the star key, followed by the two. We do ask if you’re on a speaker phone that you please lift up the handset before making your selection.

This conference call is being recorded today, Monday, April 30th of 2007. I will now turn the conference over to Jenifer Kirtland of the EVC Group. Please go ahead, ma’am.

Jenifer Kirtland:	Thank you, operator. Hello everyone and thank you for joining us for the Comarco’s Fourth Quarter Conference Call. Before the market opened this morning Comarco announced results for the fiscal fourth quarter of 2007 that ended on January 31st, 2007. If you haven’t seen this release and would like a copy, please call our office at (415) 896-6820 and we’ll get one to you immediately. There will be a taped replay of this call beginning approximately one hour after its conclusion and it will be available until Monday, May 7th at midnight Pacific Time. The replay number is 1-800-405-2236 or for international callers 1-303-590-3000. You will need to use the pass code 11089003 followed by the pound sign to access this replay. A webcast of this call will also be available at Comarco.com.

Before we get started, as a reminder, during the course of this conference call the Company may make projections or forward looking statements regarding its financial outlook and strategic goals. Furthermore, statements made during the course of this conference call, which state the Company’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward looking statements. It’s important to note that Comarco’s actual results could differ materially from those projected in such forward looking statements.

Additional information concerning facts that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company’s SEC filings, included, but not limited to, the Company’s report on Form 10K for the year ended January 31, 2007. Copies of this document will be available by contacting Comarco or the SEC.

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Now I’d like to turn the call over to Tom Franza, President and CEO of Comarco.

Tom Franza:	Thank you, Jenifer. Thank you all for joining us for Comarco’s Fourth Quarter Conference Call. With me today is Dan Lutz, our CFO.

This morning we announced our results for the fiscal fourth quarter and full year ended January 31, 2007. Fourth quarter revenue declined 10% to $12.8 million. Net income for the recent quarter totaled $2.8 million compared with $6.9 million in the prior year. Both periods were effected by payments we received from the sale of our 18% interest in SwissQual, formerly our European WTS partner, in the fourth quarter last year.

Dan will be providing more detail on our financial results for the quarter and for the year. Before that, however, I would like to spend a few minutes on our game plan for fiscal 2008. Fiscal 2008 will be a transitional year for the Company. We are working on several strategic initiatives for WTS and for ChargeSource that leverage our core competencies to expand our addressable market.

Before we get into the strategic initiatives, I will update you on call box. Call box had a strong fiscal 2007, achieving $15.7 million in revenue for the year. The call box business benefited from a significant number of upgrade contracts that we won in fiscal 2006 and early 2007. This business continues to be good, however, work on a majority of these upgrades is winding down and revenue in fiscal 2008 is likely to fall back to historical levels.

Turning to our WTS business, the transition from SwissQual has been more difficult than we anticipated. As we’ve discussed in previous calls, the FY ‘07 revenue we received from our former partner was far below our initial expectations. This is due to the Company’s acquisition by Spirent and its new status as a competitor, as well as a slow down in the QoS market. As a result of these factors, our WTS revenue has declined 38% in fiscal 2007 compared with the prior year.

On the positive side, we recently received additional sales consideration totaling $1.6 million from Spirent. Proceeds from the sale of SwissQual have allowed us to declare a special dividend for our shareholders that was paid out last week.

Our new alliance with Ascom AG, a leading Swiss company with the largest install base of wireless quality of service systems in the world is going very well. We are on track with our co-development efforts to introduce a state-of-the-art wireless benchmarking product this fiscal year. The new product will support the latest wireless industry standards and will be ready to meet the requirements for the new 4G as they are

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introduced in the future. With Ascom’s technical expertise in voice, data, and video testing methodology, and Comarco’s CDMA expertise and scanning receiver technology, we believe our new product offering will be extremely competitive.

We are very pleased with our relationship with Ascom and our execution thus far. However, the Company’s benchmarking business will be challenged this year by soft industry demand. The demand for benchmarking has been affected by consolidation trends in the telecom industry and delays in adoption of new technologies. It is difficult to predict when there will be an upswing in demand. In the meantime, we will continue to develop new products that will address the needs of the next generation to ensure that we will be in a strong competitive position when demand improves.

ChargeSource

ChargeSource represents our biggest near term opportunity for future growth and profits. We have several very important initiatives in this business under way. First, we are focused on expansion of retail distribution. We have signed a new non-exclusive agreement with Kensington and are working with several others that we expect to execute in the second half of fiscal 2008. We anticipate that these agreements, none of which are exclusive, will help Comarco expand its presence in the retail market. Supporting this initiative, we are bringing out additional innovative ChargeSource products for retail that will offer our distribution companies a broad product line, with better pricing, based on higher volumes.

Secondly, we have been developing a small, thin form factor ChargeSource charger platform that meets the specifications of notebook OEM customers. This new platform will allow us to completely direct the OEM business in a very large, external power adapter space. We have partnered with Flextronics, who will act as our contract manufacturer for retail, and for OEM branded options. We are developing a custom charger for a premiere notebook OEM for delivery later this year. There is still considerable technical and business risk in the project, but we are encouraged by the interest and support of our innovative technology.

The third initiative is for the very large, approximately 100 million units per year, in the box power adapters. This space is currently dominated by a number of Taiwan owned power supply companies. Notebook computer OEMs are beginning to specify small form factor power supplies. We believe that with our intellectual property and innovative designs, we have a golden opportunity to disrupt the competitive balance in this segment. We are currently working with a strategic partner to explore and develop this opportunity.

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Finally, we continue to monitor the low power market. Whether or not smart tip enabled power adapters will succeed in this market is much debated. With 1 billion cell phones alone, the potential is huge. We have all requisite technology and intellectual property to address this market and we’ll move aggressively if and when the market develops.

So, to summarize, we continue to move through a major transition in two of our three businesses and we expect that we will underperform for several more quarters until our ChargeSource and WTS strategy begins to bear fruit. We have taken on some bold initiatives. If we are successful, we will significantly expand the potential of our business and lay the ground work for substantial growth and improved profitability for the corporation.

Yes, there is much risk, however, we will know this year where we stand on several of the most important activities, specifically, we’ll know where we are in expanding ChargeSource retail distribution. We will know if the new product we are developing with a major notebook OEM is a go or a no go. We should have good visibility on our prospects for the in the box contracts.

In the meantime, we continue to have an excellent balance sheet with no debt, approximately $22 million in cash to carry us through the transition. Now, I’d like to turn the call over to Dan for a review of our financial performance.

Dan Lutz:	Thanks, Tom. Good afternoon, ladies and gentlemen. As we have filed our 10K with the SEC this morning and that’s available to the public, I’d like to provide just a brief overview of our operating results and financial position for the fourth quarter and full fiscal year ended January 31st, 2007, as well as the balance sheet as of that date.

Our revenue for the fourth quarter of fiscal ‘07, which ended January 31st, 2007, decreased 10%, compared to the fourth quarter of ‘06. This quarterly decrease is primarily due to decreased WTS and ChargeSource sales, partially offset by increased call box revenue driven by upgrade activities.

Revenue for fiscal ‘07 totaled $47.8 million, which was an increase of .9 million or 2% compared with fiscal ‘06. Our year-over-year revenue growth was driven by increased ChargeSource products and call box upgrade sales, offset by decreased sales of our WTS products.

Net income for the fourth quarter of fiscal ‘07 was $2.8 million or $0.38 per share, compared with net income of $6.9 million or $0.93 per share for the fourth quarter of fiscal ‘06. Net income for fiscal ‘07 was $1.8 million or $0.24 per share, compared with net income of $6.3 million or $0.85 per share for fiscal ‘06.

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Now, during the fourth quarter of fiscal ‘06 we sold our 18% ownership interest in SwissQual for a total consideration of up to $12.2 million. In conjunction with this sale and during the fourth quarter of fiscal ‘06 we collected cash consideration totaling $6.8 million and recorded a gain on sale of $5.9 million, net of tax, or about $0.80 per share. And during the fourth quarter of fiscal ‘07 we collected contingent consideration totaling $1.6 million and recorded a gain on sale of about $1.3 million, net of tax, or $0.18 per share. In addition we also expect to receive an additional $1.6 million of escrowed consideration within the next 12 months upon satisfaction of certain requirements.

Now, excluding the gains related to the sale of SwissQual, net income for the fourth quarter of fiscal ‘07 and ‘06 was $1.5 million or $0.20 per share and $.9 million or $0.13 per share respectively. And for the full fiscal year, excluding these gains, net income for fiscal ‘07 and ‘06 was $.5 million, or $0.06 per share, and $.4 million, or $0.05 per share, respectively.

WTS revenue was $5.2 million for the fourth quarter of fiscal ‘07, which was down 29% compared with $7.4 million reported for the fourth quarter of fiscal ‘06. WTS revenue was $15.3 million for fiscal ‘07, which was down 38% compared with $24.5 million reported for fiscal ‘06.

Now, as Tom mentioned, demand for our WTS products has decreased compared with the prior fiscal year, driven by industry wide consolidation, delays in purchasing decisions by our customers, and increased competition and price pressure. Additionally, we are winding down our relationship with SwissQual and starting up our development and marketing lines with Ascom. While it is difficult to predict when demand for our WTS products will improve, we expect to have our next generation product offering available during the second half of fiscal ‘08.

Our ChargeSource revenue for the fourth quarter of fiscal ‘07 totaled $3.8 million, which was down 20% compared with $4.7 million reported for the fourth quarter of fiscal ‘06 and down 13% sequentially.

I’m going to press on here. As Tom mentioned, during the first quarter of fiscal ‘08 we entered into a non-exclusive distribution agreement with Kensington, replacing the previous exclusive agreement. We expect shipments to Kensington under this non-exclusive agreement to commence during the second half of fiscal ‘08 and we also expect to enter into an additional non-exclusive distribution agreement during fiscal ‘08.

Now, let me just move quick now to the balance sheet. Our cash balance as of year end was about $26 million and as of today it’s about $22 million. As a reminder, on April 23rd we paid out a special dividend of $1 per share or approximately $7.4 million. As of January 31st, ‘07 our

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inventory levels continued to decrease, as we delivered on our call box upgrade contracts and our AR continued to be of high quality with fourth quarter DSOs at about 65 days.

Now, I’d like to turn the call over to Tom. Tom?

Tom Franza:	Thanks, Dan. We have time now for some questions, if there are any, so, operator, please go ahead.

Operator:	Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. As a reminder, if you have a question, please press the star key, followed by the one on your touchtone phone. If you would like to decline, press the star key, followed by the two. We do ask if you’re on a speaker phone that you please lift up the handset before making your selection.

One moment please for the first question. Our first question comes from Luis Fuentes who is a private investor. Please go ahead.

Luis Fuentes:	As a shareholder that has lost over 20% of the investment in the last month or so, what can the CEO and the CFO comment on going forward? We see significant selling pressure on the CMRO stock.

Tom Franza:	Well, I think we would probably try to focus you on the longer term, than the last month. We described some of the initiatives that we have. We’re pretty optimistic that they’re going to be good for the shareholders in the long run. As far as instantaneous stock movements, I really don’t have too much to comment upon.

Operator:	The next question comes from Larry Lytton with Second Line Capital. Please go ahead.

Larry Lytton:	Dan, what kind of cash burn do you expect in the first couple of quarters and roughly what do you think the low point in cash might be?

Dan Lutz:	I think it’s possible for us to burn between $6 million and $7 million for the year.

Larry Lytton:	Okay. Great. Thank you.

Operator:	Thank you. Ladies and gentlemen, if there are any additional questions, please press the star key, followed by the one at this time. As a reminder, if you’re on speakerphone, please lift up the handset before making your selection.

And our next question comes from Neal Bradsher with Broadwood Capital. Please go ahead.

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Neal Bradsher:	Yeah. First of all, following up on the last question, the $6 million to $7 million cash burn, does that assume some inventory build late in the year?

Dan Lutz:	Yeah. A big piece of that is going to be in working capital and it’ll primarily be in receivables, as opposed to inventory.

Neal Bradsher:	Got you. How much of the $6 million or $7 million? Half or so?

Dan Lutz:	I would say about half.

Neal Bradsher:	Okay. And then you had a big improvement in gross margin year-over-year in the fourth quarter, which I think accounted for the $0.20 of earnings ex the benefit for the one-time item. It was really mostly driven by that big increase in margins. I can see that part of that came from the wireless test business and I assume that that was driven by the fact that you no longer had to share revenue with SwissQual. Is that right, first of all? And, second of all, why did the other two businesses also improve their margins?

Dan Lutz:	Well, actually for WTS it was the opposite. We received sharing in the fourth quarter on certain orders where we had very little cost input, so it was SwissQual sharing with Comarco. So that was primary driving up our margin in that business.

Neal Bradsher:	Oh, I see. You had some revenue in the fourth quarter that was SwissQual revenue separately from the payment on the sale?

Dan Lutz:	That’s correct. That’s correct.

Neal Bradsher:	And you didn’t in the fourth quarter of ‘06?

Dan Lutz:	That’s correct.

Neal Bradsher:	I see. Okay. And those SwissQual revenues were essentially costless revenues?

Dan Lutz:	Yup.

Neal Bradsher:	Okay. But we shouldn’t expect anymore SwissQual revenues going forward, I take it, right?

Dan Lutz:	You know, we don’t have a lot of visibility, so I don’t want to say never, but I think the opportunity is greatly diminished. We’ll update as we find out more information, but I think we should assume moving forward that they’re going to be a competitor.

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Neal Bradsher:	Yeah. Okay. And then what about the gross margin improvements in the other two lines of business? Those were each up about 6 points or so or 7 points year-over-year.

Dan Lutz:	Well, I mean, I think with call box and maybe to a lesser degree ChargeSource, we had less inventory write-offs and then obviously in higher volumes -- we expect to see, you know, improved margins. So I think you saw a little bit of that as well.

Neal Bradsher:	Okay. So it sounds as though the big issue here in the short term is really just the revenue level for the next couple of quarters. The margins, it doesn’t sound as though the issues you just mentioned, well, the SwissQual thing reverses back, so that flexes downwards, but these others, it sounds like, would probably not reverse. Is that right or not?

Dan Lutz:	Well, there’s a fair component in each of the cost of goods for call box and ChargeSource that’s fixed.

Neal Bradsher:	Sure. No, I understand that.

Dan Lutz:	So it’s very sensitive to the leverage of volume, so if we have low volume, obviously our margins will suffer.

Neal Bradsher:	Right. But ex that, it sounds as though there’s not another issue there.

Dan Lutz:	I would agree with that.

Neal Bradsher:	Okay. Because just, again, your gross margins have improved quite a bit here over the last few quarters and it wasn’t driven by volume, because we’ve got a year-over-year volume decline, so that’s why I was asking.

Okay. And then, Tom, you talked a little bit about Flextronics. Could you just talk about what the nature of that relationship is at this point?

Tom Franza:	I’d be happy to. Starting about a year ago we started to develop a contract manufacturing relationship with a fairly new division at Flextronics. It’s a division that was formed six or seven years ago and they’re focus is power. It’s quite a large division and they have plans to enlarge it even more.

We have worked with them on our innovative ChargeSource technology and the relationship there is they manufacture our designs. They have been doing this now for quite some time now. They’ve been manufacturing the retail design. The OEM branded opportunity we are actually working with them right now to bring the factory up ready for large scale manufacturing later in the year, if we’re lucky enough to succeed in that project. And we have been working with them, quite frankly, to study the opportunity to bring this technology to the larger

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segment, which is really the OEM in the box segment. The 100 million power adapters per year that currently are dominated by six or seven Taiwan owned power supply companies with factories in China. Companies that have been really entrenched.

However, both Flex and Comarco are seeing this trend towards small form factor coming from the OEMs, showing up in specifications, and we believe that we have a great opportunity to break in now, and compete for that business. So we are exploring those opportunities, some of them are becoming active right now and we’ll probably be jointly pursuing that business this year.

Neal Bradsher:	Okay. And then in WTS you mentioned a time line. Could you just provide a little more detail on the time line of the new product introductions and when we should start to see revenue from them? It sounds as though we should get some revenue in the second half, with the bigger push in fiscal ‘09, which is essentially calendar ‘08. Is that right?

Tom Franza:	That is right. The development work with Ascom is going quite well. It’s on plan. We have some meetings actually scheduled with their management team later this week. They’re going to come over for a visit and we’ll work some more. But the first big deliverable is in the June time frame, where the Symphony software, which is made by Ascom, will be running on what was formerly the 7.5 platform, the hardware platform. That’s step one.

And there are several successor steps planned for the balance of the year. We have, at least in the Comarco markets, demand has been fairly weak for benchmarking lately. This is kind of the way this benchmarking business is. It has a lot of peaks and valleys and we’re currently in a bit of a valley, so we’re not exactly sure when that’s going to correct. But we are also working with Ascom on some other products for some other segments that have to do with engineering and optimization. And we hope that we can start getting some revenue from those products in this fiscal year as well.

Neal Bradsher:	Great. Thanks very much.

Operator;	Thanks. Your next question comes from Richard Deutsch with Ladenburg Thalmann. Please go ahead.

Richard Deutsch:	Yes. Thank you.

Dan Lutz:	Hi, Rich.

Richard Deutsch:	Hi. Hi. I have two questions. One is the consumer ChargeSource sales have been quite disappointing and, of course, you’ve taken some action to rectify that in getting rid of the exclusive with Kensington. What do you

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see as the opportunities going forward in that area? Comments on that and I’ll come back to my second question.

Tom Franza:	Yeah. In talking to most of the players and their focus on retail around the world for laptop accessories, it’s pretty clear that for high power, it’s a very, very important niche for all of those distribution kind of companies, one in which they will continue to work in. Demand is actually growing. There are a number of competing technologies to the smart tip and the small phone factor technology, but my estimate is that that market segment for retail is worth about 100,000 pieces a month worldwide and it’s quite robust. It takes an assortment of partners to reach it, because there’s really no single partner that covers the whole waterfront in that area, so that’s the reason for our interest in having more distributors and even modifying our product line to adapt to that strategy.

Richard Deutsch:	Do you see any impediment to signing on any other distributors?

Tom Franza:	Well, no impediment. It’s just, you know, straight commercial competition. There are other companies that make these kinds of things. We think we have some competitive advantages in product. We are talking to all of the likely candidates. Very positive conversations and we’re optimistic that we’re going to be able to sign up several this year.

Richard Deutsch:	Okay. Thank you. And my second question is one of the larger shareholders in Ascom is rumored to quite possibly make a bid to take over the company and they’re a much larger company than Ascom. Do you see any positive or negative impact if Ascom were to be taken over by this larger entity?

Tom Franza:	I actually wouldn’t think so. I mean, we’re working down at the business level at Ascom and co-developing these products, focusing on business. What happens up in the board room, I mean, although it potentially could affect every element of the business, I don’t see any direct relationship as to why it would come and affect what we’re trying to do.

Richard Deutsch:	And, as a follow-up on that, in the wireless division, I am looking into an emergence of 4G and enhanced mobile communications, which would be a whole new area of testing and network upgrading. Would that open up an opportunity? Can you use your platform and be able to attack that marketplace also?

Tom Franza:	Yeah. That’s a very important part of what we’re working on, so-called 4G. The Symphony multi, which is what Ascom and Comarco call the new product, is designed to accept the new 4G technologies and we at Comarco have already initiated a project to characterize and specify the relevant characteristics that need to be tested for probably the leading candidate for 4G, which is something called Wi Max. So we’ve already started to do the preliminary work for Wi Max. There are some big

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initiatives, the biggest one being Sprint/Nextel is about to launch a Wi Max initiative as part of their cellular business later this year and we wouldn’t be surprised if some others followed on with Wi Max. There’s also a mobile version of Wi Max that could be a direct competitor to cellular, so I think that’s an important one. We’ve already begun on that. And, yes. That will be completely compatible with the new Ascom/Comarco platform.

Richard Deutsch:	All right. Thank you.

Operator:	Thank you. Our next question is a follow-up from Larry Lytton. Please go ahead.

Larry Lytton:	Dan, what were the SwissQual revenues in the quarter that were non-recurring? How much?

Dan Lutz:	Unrelated to the sales proceeds?

Larry Lytton:	Yeah.

Dan Lutz:	Okay. Approximately $1 million was received in the fourth quarter.

Larry Lytton:	Okay. And other than that, well, I guess call box was at normal rate. I’m just trying to get a sense of these diminished levels of revenue. The normalized gross margin is somewhere low to mid 30s or something?

Dan Lutz:	On a combined basis?

Larry Lytton:	Yes.

Dan Lutz:	That sounds about right. Again, it will be impacted by mix of business as well. As ChargeSource increases beyond the level of say WTS, you’ll see the margin and total move as well.

Larry Lytton:	Right. Okay. And, Tom, 100,000 pieces per month, that was lower than I had expected, but I realize that’s a segment of the market, but what’s the retail value of 100,000 pieces?

Tom Franza:	Well, I think you probably would want to use, again, there’s a whole mix, but you might to use a $40 average selling price at the Comarco level.

Larry Lytton:	That is to Comarco?

Tom Franza:	Right.

Larry Lytton:	Okay. Okay. And I know you’re not being specific as you have been in the past, but if I could try to put words in your mouth, call box going back

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to normal. That’s more like $8 million per year or something like that? $7 million to $8 million?

Tom Franza:	Yeah. That’s been typical in the past ex these large projects that pop up from time to time.

Larry Lytton:	And WTS, basically until new products kick in, we’re coming off of $15 million year and you’re looking at a down year, so WTS is $10 million to $15 million and that’s what you’re thinking about?

Tom Franza:	Well, we’re not putting that out there. That’s not an unreasonable guess on your part.

Larry Lytton:	All right. And I’m going up hill here, but ChargeSource, what’s the baseline here, aside from OEM branded and OEM in the box? I mean, in the past, I don’t know. Again, you’re running at a rate of maybe $15 million a year, but is $15 million to $20 million what we shoot for? Is $15 million to $25 million talking about the baseline retail business?

Tom Franza:	No. Again, if you look at the initiatives for retail, including, and you can actually include OEM branded in retail, because that’s the case where the OEM sells as an aftermarket sell as part of their web sales. That’s, you know, well, the numbers we just quote, you’re talking about about a $15 million a year business just for retail. In the box is a completely different model in that we would work with a partner. We would probably receive a modest royalty based on revenue and we might receive some other compensation. One obvious one would be the cost of goods sold for our retail products could dramatically decline, because of the super high volumes associated with in the box. And that is part of our strategy.

So revenue probably isn’t the purest measurement when you look at in the box.

Larry Lytton:	Right. That’s what I was asking though in terms of, first of all, if you say $15 million retail for OEM branded and straight retail, how much of that is OEM branded versus straight retail roughly?

Tom Franza:	I would guess it’s about 40% OEM branded, 60% retail, something like that.

Larry Lytton:	So of that 60% retail of that $30 million market, our goal is to pick up $15 million or something or better?

Tom Franza:	That’s not our goal at all. You know, last year was one distributor and we did roughly that. Our goal is to have three or four distributors worldwide and drive that number up dramatically.

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Larry Lytton:	But it’s kind of a zero sum gain. What we gain Mobility loses, not that there aren’t some other players, but Mobility’s making the same projections we are I guess in terms of growing and taking share.

Tom Franza:	Yeah. I don’t know what they’re projecting for high power. I do know that we’re focusing on high power, because we believe we have unique competitive advantages against all of the other players and against Mobility. True, Mobility can provide smart tips, which are important for retail, but Mobility doesn’t have the capability of small form factor, which is, we believe, an important differentiator for the travel segment of retail. If a consumer has a choice between carrying a big, clunky brick and a small, light-weight travel charger, we think they’ll pick the small, light-weight charger and we’re unique in that. Mobility can’t match that offering.

In terms of the other competitors that are out there, the other competitors can’t match the smart tip offering. So we think we’re in a fairly unique position for high power.

Larry Lytton:	Right. But still what I’m trying to understand is the $16.7 million for ChargeSource, are you predicting it’s going to be better this year, even, or worse?

Tom Franza:	We’re saying that we’re going to dip down for a few quarters while we transition to new distribution and have some new products come out.

Larry Lytton:	And in the second half you’d hope to be $5 million plus per quarter though?

Tom Franza:	Well, we’re not putting out any numbers.

Larry Lytton:	Okay. And, lastly, in terms of what the obstacles and milestones are for OEM branded and OEM in the box, are both of those very risky or is OEM branded more of a timing thing, while the OEM in the box is higher risk?

Tom Franza:	Well, I mean, any single project is fairly high risk, because you’ve got the normal competitive forces. You’ve got technology risks, schedule risks, et cetera. But, in general, you know, our small form factor technology is proven. We believe it’s a sustainable advantage and we’ve got a great partner with Flextronics to build it for retail and for OEM branded. And perhaps even for in the box, if we can win some of that business.

Larry Lytton:	But could you speak to the timing in milestones in terms of this OEM branded when you want to hear things and what you have to accomplish to get there?

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Tom Franza:	Yeah. What we have to do, for OEM branded options what we have to do is complete the project we currently have and put the products into large scale production. And, you know, we’re shooting for that happening this year. For in the box we believe that with partners, we could be in high volume production early next year.

Larry Lytton:	Okay. All right. Thank you.

Operator:	Thank you. And, gentlemen, I’m showing there are no further questions, so I’ll turn it back to you for concluding comments you might have.

Tom Franza:	Okay. Well, thank you very much for coming and joining us for the call. We appreciate that. We look forward to keeping everyone up-to-date as these milestones are met, as we go through the quarters, and we’ll look forward to the next call in a few months.

Thank you very much.

END

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